Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of May 1, 2009, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2009.

2009

Individual Smoking & Health

June (1)

August (1)

September (1)

October (1)

November (1)

December (1)

Engle-Progeny

June (3)

July (2)

August (1)

September (2)

October (2)

November (2)